Exhibit 10.1

THIS SECOND AMENDED AND RESTATED SUBORDINATED SECURED PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

PAYMENT AND ENFORCEMENT OF THIS NOTE, AND THE LIENS AND SECURITY INTERESTS SECURING THIS NOTE, WILL BE SUBORDINATED TO THE CLAIMS, LIENS AND SECURITY INTERESTS OF THE HOLDER OF SENIOR INDEBTEDNESS AS DEFINED IN, AND TO THE EXTENT PROVIDED IN, AND IS OTHERWISE SUBJECT TO THE TERMS OF, THE INTERCREDITOR AND DEBT SUBORDINATION AGREEMENT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN THE HOLDER OF THIS NOTE, AS JUNIOR CREDITOR, AND ALTERNA CAPITAL SOLUTIONS, LLC, AS SENIOR CREDITOR (THE “SUBORDINATION AGREEMENT”), TO THE EXTENT SUCH INTERCREDITOR AND DEBT SUBORDINATION HAS BEEN EXECUTED BY THE HOLDER OF THIS NOTE AND ALTERNA CAPITAL SOLUTIONS, LLC.

SECOND AMENDED AND RESTATED SUBORDINATED SECURED PROMISSORY NOTE

$3,201,536.81	February 7, 2019

FOR VALUE RECEIVED, STANLEY FURNITURE COMPANY LLC (formerly known as Churchill Downs LLC), a Delaware limited liability company (“Maker”), hereby promises to pay to the order of HG HOLDINGS, INC. (formerly known as Stanley Furniture Company, Inc.), a Delaware corporation (“Holder”), on March 2, 2023 (the “Maturity Date”), the principal amount of Three Million Two Hundred One Thousand Five Hundred Thirty-Six Dollars and Eighty-One Cents ($3,201,536.81), as such principal amount may be adjusted after the date hereof pursuant to Section 2.7 of that certain Asset Purchase Agreement, dated as of November 20, 2017 (the “Purchase Agreement”), between Maker and Holder, to the extent not theretofore paid (such unpaid principal amount at any time, the “Principal Amount”), together with interest thereon calculated from the date hereof in accordance with the provisions of this Note (the unpaid amount of any such accrued interest at any time, the “Interest Amount” and the sum of the Principal Amount and the Interest Amount at any time, the “Total Amount”). Certain capitalized terms which are used and not otherwise defined in this Note are defined in Section 7 below.

1.        PAYMENT OF PRINCIPAL AND INTEREST. Subject, in each case, to the Subordination Agreement:

(a)     Subject to the imposition of the Default Rate (as defined below), interest on the Principal Amount shall accrue daily at a fixed rate of six percent (6.00%) per annum (computed on the basis of a 365 or 366 day year, as applicable, and the actual number of days elapsed), each such payment shall be due (i) on February 15, 2019, for interest accrued (or to be accrued) from January 1, 2019, through March 31, 2019, and (ii) on April 1, 2019, and on the first Business Day of each calendar quarter thereafter continuing through and including the Maturity Date, in advance, for interest to be accrued for each such calendar quarter beginning on such payment date.

(b)     Except as set forth otherwise herein, the Total Amount shall be payable in full on the Maturity Date; provided that the Total Amount is subject to acceleration upon the occurrence, and during the continuation, of an Event of Default as set forth below.

(c)     Maker may, at its option, prepay at any time and from time to time all or any part of the Total Amount, without premium or penalty.

(d)     No later than 30 days after delivery to Holder of the audited annual financial statements pursuant to Section 5(a) below, commencing with the delivery to Holder of the financial statements for Maker’s fiscal year ending December 31, 2018, Maker shall prepay the Principal Amount in an amount equal to Excess Cash Flow for such fiscal year.

(e)     Any amount paid to Holder by Maker in respect of this Note will be applied first, to reimburse or pay Holder for any costs and expenses relating to this Note, second, to reduce the Interest Amount and, third, to reduce the Principal Amount. All payments in cash in respect of this Note will be made by wire transfer of immediately available funds to an account designated in writing by Holder, and any payment so received after 1:00 p.m. New York time on any day will be deemed to have been received on the following Business Day. Any amount that (but for the application of this sentence) would become payable in respect of this Note on a day which is not a Business Day will instead become due and payable on the next succeeding Business Day, and interest accruing on the Principal Amount will reflect any such extension.

2.      SECURITY. As security for the payment of all the Obligations, Maker hereby grants (and reaffirms its prior grant) to Holder a continuing security interest in and to all of its right, title and interest in and to the following property, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located (collectively, the “Collateral”): (i) all Accounts and all Goods whose sale, lease or other disposition by Maker has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Maker; (ii) all Chattel Paper, Instruments, Documents and General Intangibles (including all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights and rights to payment of money, promissory notes, payment intangibles, security interests, security deposits and rights to indemnification); (iii) all Inventory; (iv) all Goods (other than Inventory), including Equipment and Fixtures; (v) all securities and other Investment Property; (vi) all Deposit Accounts, bank accounts and all deposits and cash; (vii) all Letter of Credit Rights; (viii) all Commercial Tort Claims; and (ix) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of Maker’s books and records relating to any of the foregoing. As used herein, each of “Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, and “Proceeds” shall have the respective meanings assigned to such terms, as of the date of this Note, in the New York Uniform Commercial Code. Notwithstanding the foregoing, Collateral shall not include, and Maker shall not be deemed to have granted a security interest in, (i) any rights or interests in any license, lease, contract or agreement to which Maker is a party and all software or related goods and/or databases licensed or provided thereunder, to the extent, but only to the extent, that such a grant would, under the terms of such license, lease contract or agreement, result in a breach of the terms of, or constitute a default under, such license, lease, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law), (ii) any Equipment or other assets subject to a purchase money security interest to the extent that the agreements governing the indebtedness secured by such purchase money security interest prohibits the granting of a security interest to Holder hereunder (other than to the extent that any such prohibition would be rendered ineffective pursuant to 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law) or (iii) any rights or property, including any intent-to-use trademark applications, to the extent that any valid and enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest in such rights or property or would otherwise result in a material loss of rights from the creation of such security interest therein (other than to the extent that any such term would be rendered ineffective pursuant to 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law); provided, that, with respect to each of the foregoing clauses (i) - (iii), immediately upon the ineffectiveness, lapse or termination of any such restriction, the Collateral shall include, and Maker shall be deemed to have granted a security interest in, all such rights and interests or Equipment or other assets, as the case may be, as if such provision had never been in effect; and provided, further that, notwithstanding any such restriction, Collateral shall include the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of such rights and interests. Notwithstanding the foregoing, subject to the Subordination Agreement, on and after the closing date of that certain Asset Purchase Agreement dated on or about September 6, 2018 (the “Stone & Leigh APA”), by and between the Maker and Stone & Leigh, LLC, a Tennessee limited liability company, pursuant to which certain Stone & Leigh and other assets were sold, such assets transferred under the Stone & Leigh APA were released from the definition of “Collateral” hereunder.

By its signature hereto, Maker agrees that any time and from time to time, Maker will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action that may be necessary or desirable, or that Holder may request, in order to create and/or maintain the validity, perfection or (subject to the Subordination Agreement) the priority of and protect any security interest granted or purported to be granted hereby. Without limiting the generality of the foregoing, Maker hereby (i) authorizes Holder to file against Maker, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Holder, which statements will describe the Collateral as “all assets now owned or hereafter acquired”, (ii) agrees, from time to time to take such actions as may be requested by Holder to perfect the security interest of Holder with respect to that portion of the Collateral over which control may be obtained within the meaning of the Uniform Commercial Code, and (iii) agrees to execute and deliver to Holder customary short form intellectual property security agreements to be filed with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any state of the United State or in any other country). If Maker shall at any time hold or acquire any Commercial Tort Claim having a value in excess of $100,000, Maker shall promptly notify Holder in writing signed by Maker of the particulars thereof necessary to grant Holder a valid security interest therein and in the proceeds thereof pursuant to the Uniform Commercial Code. If Holder fails to execute and deliver any such release or other instrument promptly following such reasonable request of Maker or Senior Lender, Holder hereby irrevocably authorizes, empowers and appoints each of Maker and Senior Lender as its agent and attorney-in-fact to execute and deliver such release or other instrument.

On and after the date hereof, Maker will not, without providing at least 30 days’ prior written notice to Holder, change its legal name, identity, type of organization, jurisdiction of organization, corporate structure or location of its chief executive office.

This Note and the obligations of Maker hereunder are also guaranteed by Stanley Intermediate Holdings LLC, a Delaware limited liability company (“US Parent”), Churchill Downs Holdings Ltd., a British Virgin Islands business company (“BVI Parent”), and Stanley Furniture Company 2.0, LLC, a Virginia limited liability company (“SFC 2.0” and together with US Parent and BVI Parent, each a “Guarantor” and collectively, the “Guarantors”), pursuant to a Guaranty, dated as of March 2, 2018 (as amended, restated, supplemented or otherwise modified or replaced from time to time (including by joinder), the “Guaranty”), made by US Parent and SFC 2.0 (and joined by BVI Parent), to Holder, and the Obligations and the Guaranty are further secured by (i) certain Membership Interests Pledge Agreements, dated as of March 2, 2018, between Holder and each of US Parent and Maker, as applicable (as amended, restated, supplemented or otherwise modified or replaced from time to time, each, a “Pledge” and collectively, the “Pledges”), (ii) certain Security Agreements, dated as of March 2, 2018, between Holder and each of US Parent and SFC 2.0, as applicable (as amended, restated, supplemented or otherwise modified or replaced from time to time, each, a “Security Agreement” and collectively, the “Security Agreements”), and (iii) a Collateral Assignment (Security Agreement), dated as of March 2, 2018, between Holder and Maker (as amended, restated, supplemented or otherwise modified or replaced from time to time, the “IP Agreement”) and other collateral documents relating hereto or to any of the foregoing (such other documents, as amended, restated, supplemented or otherwise modified or replaced from time to time, together with this Note, the Pledges, the Guaranty, the Security Agreements, and the IP Agreement, each a “Related Document” and collectively the “Related Documents”).

3.      SUBORDINATION. HOLDER EXPRESSLY ACKNOWLEDGES AND AGREES THAT MAKER’S OBLIGATIONS HEREUNDER, INCLUDING THE PAYMENTS OF INTEREST, PRINCIPAL AND OTHER AMOUNTS TO BE MADE TO HOLDER PURSUANT TO THIS NOTE AND ALL OF HOLDER’S RIGHTS AND REMEDIES WITH RESPECT TO THE COLLATERAL, ARE IN EACH CASE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE SUBORDINATION AGREEMENT.

4.         REPRESENTATIONS AND WARRANTIES. Maker hereby makes the following representations and warranties:

(a)     Organization, Authority and Qualification. Maker is duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to execute and deliver this Note and the other Related Documents to which Maker is a party and to perform its obligations hereunder and thereunder.

(b)      Due Authorization. The execution and delivery by Maker of this Note and the other Related Documents to which Maker is a party and the performance by Maker of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action on the part of Maker. Each of this Note and the other Related Documents to which Maker is a party has been duly executed and delivered by Maker and constitutes a legal, valid and binding obligation of Maker, enforceable against Maker in accordance with its terms (subject to applicable law, bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to rules of law governing specific performance, injunctive relief and to general principles of equity).

(c)       No Conflict. The execution, delivery and performance by Maker of this Note and the other Related Documents to which Maker is a party does not and will not violate, conflict with or result in the breach of any provision of Maker’s organizational documents.

(d)      Purchase Agreement. Maker has made certain representations and warranties set forth in the Purchase Agreement, which are hereby incorporated by reference herein.

(e)       Solvency. The fair salable value of Maker’s assets exceeds the fair value of its liabilities. After giving effect to the transactions described in this Note, the Related Documents and the Purchase Agreement, the Maker would not be left with unreasonably small capital in relation to its business as presently conducted or as contemplated to be conducted after the transactions contemplated by the Purchase Agreement, and the Maker is not unable to pay its debts (including trade debts) as they mature.

(f)      Debt and Liens. Maker has no liabilities other than liabilities owed to Senior Lender or the Holder or other liabilities incurred in the ordinary course of business in connection with the transactions contemplated by the Purchase Agreement. Maker’s assets are not subject to liens and encumbrances other than liens in favor of Senior Lender or Holder.

5.       COVENANTS. Maker covenants and agrees that, until the Total Amount owing under this Note has been paid in full,

(a)     Maker will deliver to Holder a copy of Maker’s annual consolidated financial statements, including balance sheet, statement of income, and statement of cash flows, reviewed by independent certified public accountants acceptable to Holder no later than ninety (90) days after the end of each fiscal year of Maker,

(b)     Maker will deliver a copy of Maker’s unaudited (internally prepared) quarterly consolidated financial statements, including balance sheet, statement of income, and statement of cash flows, to Holder no later than sixty (60) days following each calendar quarter end,

(c)     Maker will not, without the prior written consent of Holder, pay, distribute or authorize any Restricted Payment, other than Restricted Payments constituting tax distributions permitted under the Senior Loan Documents (if such documents are available and in effect) (the “Tax Distributions”) so long as cash interest payments under this Note have been paid pursuant to the terms hereof for the shorter of the period this Note has been outstanding or the twelve-month period preceding the payment of such Tax Distributions,

(d)     Maker will not, without the prior written consent of Holder, issue any additional ownership interests in or other Equity Interests of or in Maker other than those that by their terms will be subject to the Pledges,

(e)     If any, Maker will give Holder (i) prompt written notice of any amendment, modification or waiver of the Senior Loan Documents or provisions thereof and (ii) prompt written notice following the maturity of the indebtedness under the Senior Loan Documents being accelerated for any reason, including as a result of occurrence of any event of default under the Senior Loan Documents,

(f)     Maker will maintain its legal existence and good standing in its respective jurisdiction of formation and maintain qualification in each jurisdiction in which it is required to be qualified,

(g)     Maker will incur no liabilities for borrowed money other than such liabilities owed to Senior Lender and the Holder,

(h)     Maker will grant no liens on its assets to any party other than Holder and Senior Lender,

(i)      Maker will not, without the prior written consent of Holder, (x) directly or indirectly enter into or permit to exist any transaction with any affiliate of Maker, except for transactions that are made in the ordinary course of business on fair and reasonable terms that are no less favorable to Maker than would be obtained in an arm’s length transaction with a non-affiliated person, or (y) pay, distribute or authorize any compensation or other payments to officers, directors or employees of Maker except for such amounts that are in the ordinary course of business and on fair and reasonable terms, and

(j)     Holder will have the right, while any Obligations remain outstanding hereunder, (i) to appoint a representative designated by Holder from time to time to attend all meetings of the Board of Directors of US Parent as a non-voting observer; and (ii) to receive all information distributed by US Parent to voting members of the Board of Directors of US Parent.

6.         EVENTS OF DEFAULT AND REMEDIES. An “Event of Default” shall be deemed to have occurred under this Note if:

(i)      failure of Maker to make any payment when the same becomes due and payable in cash; or

(ii)     Maker shall default in the due performance or observance of any other term, covenant or agreement on its part contained in this Note and such default shall continue unremedied for fifteen (15) days from receipt by Maker of written notice thereof from Holder; or

(iii)     Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any action for the purpose of effecting any of the foregoing; or

(iv)     a proceeding or case shall be commenced against Maker (other than by Holder), without its application or consent, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and in each case such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against such Person shall be entered in an involuntary case under the Bankruptcy Code; or

(v)      a default or event of default (howsoever defined or denominated) shall occur under the Senior Loan Documents; or

(vi)     there shall occur a sale of all or substantially all of the assets of Maker or Maker shall cease to be a wholly owned subsidiary of US Parent and BVI Parent.

If any Event of Default occurs and is continuing, Holder may: (i) declare the Total Amount to be immediately due and payable; (ii) exercise all rights and remedies available to Holder under this Note, under applicable law or at equity; and (iii) exercise from time to time any default rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Note; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Maker under the Bankruptcy Code, the unpaid Total Amount shall automatically become due and payable without further act of Holder. The failure of Holder at any time to exercise the foregoing rights shall not be deemed a waiver thereof. All of Holder’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by applicable law. At any sale of the Collateral, if permitted by applicable law, Holder may be the purchaser of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale.

Without limiting the foregoing remedies, subject to the Subordination Agreement, the portion of the Principal Amount not paid on or before the date when due hereunder and, to the extent permitted by law, accrued interest not paid or before the date when due hereunder, shall bear interest at a fixed rate of six percent (6.00%) per annum in excess of the otherwise applicable rate until the same shall be paid (the “Default Rate”).

7.         DEFINED TERMS. As used in this Note, the following capitalized terms have the following respective meanings:

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time, or any successor federal statute.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their activities.

“EBITDA” shall mean, on a consolidated basis for Maker, for a specified period, the sum of (a) net income (or loss) for such period (excluding extraordinary, unusual or nonrecurring gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period.

“Equity Interests” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, partnership or membership interests, limited liability company interests, or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person, whether voting or non-voting.

“Excess Cash Flow” means, for any fiscal year, on a consolidated basis for Maker, EBITDA, minus each of the following, to the extent actually paid in cash during such fiscal year, capital expenditures, taxes, dividends and distributions, interest, fees and principal payments and prepayments on this Note and other debt for borrowed money (including capitalized leases).

“Obligations” means the obligations of Maker with respect to the due and prompt payment of (i) the principal of and interest on this Note (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, or otherwise, and (ii) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceedings) payable pursuant to this Note or any of the other Related Documents.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Restricted Payment” means the declaration or payment by Maker of any dividend or other distribution on account of, or the repurchase, redemption or other acquisition for value of, any Equity Interests of Maker, now or hereafter outstanding.

“Senior Lender” means, solely on and after the Senior Loan Documents have been executed and are in effect with the consent of the Holder, Alterna Capital Solutions, LLC, a Florida limited liability company.

“Senior Loan Documents” means the ACS Agreement (as defined in the Subordination Agreement) executed by Maker in favor of the Senior Lender, and all other related loan documents executed in connection therewith.

“Subordination Agreement” has the meaning set forth in the legends on the first page of this Note.

8.         CANCELLATION. After the entire Total Amount of this Note has been paid in full, this Note will be surrendered to Maker for cancellation and will not be reissued.

9.         MISCELLANEOUS.

(a)      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given, made or sent by delivery in person, by an internationally recognized overnight courier service, by facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by electronic mail (at such e-mail addresses as a party may designate in accordance herewith) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

if to Holder:

HG HOLDINGS, INC.

2115 E. 7th Street, Suite 101

Charlotte, North Carolina 28204

Attention: Bradley G. Garner

Email: brad@halepartnership.com

with a copy to:

MCGUIREWOODS LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219

Attention: David W. Robertson

Fax: 804-698-2152

Email: drobertson@mcguirewoods.com

if to Maker:

STANLEY FURNITURE COMPANY LLC

200 North Hamilton Street, No. 200

High Point, North Carolina 27260

Attention: Walter A. Blocker

Email: walter.blocker@vntrade.vn

with a copy (which shall not constitute notice) to:

DEXTRA PARTNERS PTE. LTD.

269A South Bridge Road

Singapore 058818

Attention: Bernhard Weber

Fax: 65 6645 0470

Email: b.weber@dextrapartners.com

All notices hereunder shall be deemed to have been duly given: when received, if personally delivered or transmitted by facsimile or electronic mail; the day after it is sent; if sent for next day delivery to a domestic address by an internationally recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested.

(b)    Assignment. This Note shall be binding upon Maker and its successors and assigns, and shall inure to the benefit of and be enforceable by any successor in interest to Holder.

(c)      Amendment. This Note may not be amended or modified except by an instrument in writing signed by, or on behalf of, Holder and Maker.

(d)     Replacement. Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon delivery of an unsecured indemnity agreement in such reasonable amount as Maker may determine or, in the case of any such mutilation, upon the surrender of this Note to Maker for cancellation, Maker at its expense will execute and deliver, in lieu thereof, a new Note of the same class and of like tenor, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Note.

(e)     Severability. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Note.

(f)       Descriptive Headings; Interpretation. The descriptive headings of this Note are inserted for convenience only and do not constitute a substantive part of this Note. The use of the word “including” in this Note is by way of example rather than by limitation.

(g)     Waiver. Either Maker or Holder may (i) extend the time for the performance of any of the obligations or other acts of the other party or (ii) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(h)     Third Party Beneficiaries. This Note shall be binding upon and inure solely to the benefit of the parties hereto, their affiliates and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Note.

(i)       Currency. Unless otherwise specified in this Note, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

(j)     Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and performed entirely within the State of New York. Any judicial proceeding brought by or against Maker with respect to any of the Obligations or this Note may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Note, Maker accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note. Maker waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

(k)     Usury; Maximum Rate. Notwithstanding any other provision of this Note, Holder does not intend to charge, and Maker shall not be required to pay, any interest or other fees in excess of the maximum permitted by applicable law (the “Maximum Rate”). Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate will be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest will be spread throughout the entire term of this Note until its payment in full, and (c) if Holder ever charges or receives anything of value that is deemed to be interest under applicable law, and if the occurrence of any event, including acceleration of maturity of obligations owing under this Note, should cause such interest to exceed the maximum lawful amount, any amount that exceeds interest at the Maximum Rate will be applied to the reduction of the unpaid principal balance under this Note, and if this Note is paid in full, any remaining excess will be paid to Maker.

(l)     Expenses. Maker shall reimburse Holder on demand for all costs, expenses and fees (including expenses and fees of its counsel) incurred by Holder in connection with the enforcement of Holder’s rights hereunder and under the other Related Documents.

(m)    Specific Waivers. Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived.

(n)     Repayments or Recovery. This Note shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any of the Obligations is rescinded or must otherwise be returned by Holder upon the insolvency, bankruptcy or reorganization of Maker or any Guarantor or otherwise. Without limiting the generality of the foregoing, if the incurrence or payment of the Obligations by Maker or any Guarantor or the transfer to Holder of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Holder is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Holder is required or elects to repay or restore, the liability of Maker automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made. The provisions of this section will be and remain effective notwithstanding the release of any of the Collateral by Holder in reliance upon such payment and any such release will be without prejudice to Holder’s rights hereunder and under any Guaranty and will be deemed to have been conditioned upon such payment having become final and irrevocable. This section shall survive the termination of this Note.

(o)    This NOTE constitutes an amendment and restatement in its entirety of the AMENDED AND RESTATED SUBORDINATED SECURED PROMISSORY NOTE, dated as of SEPTEMBER 6, 2018, issued BY the Maker in favor of the holder (the “prior note”), and this NOTE is in substitution and replacement of the prior Note. The execution and delivery of this NOTE and the consummation of the transactions contemplated hereby are not intended by the parties to be, and shall not constitute, a novation or an accord and satisfaction of the Prior Obligations or any other obligations owing UNDER the RELATED documents. Each of the parties hereto hereby acknowledges and agrees that the promise to pay pursuant to this NOTE is not intended to, nor shall it be construed, as constituting a release of the Prior Note or any other Document relating thereto, but is intended to constitute a restatement and reconfirmation of the Prior Note. fROM AND AFTER THE DATE HEREOF, THIS NOTE SHALL BE THE “JUNIOR NOTE” REFERRED TO AND DEFINED IN THE SUBORDINATION AGREEMENT, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

[Signature page follows]

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MAKER:

STANLEY FURNITURE COMPANY LLC, formerly known as Churchill Downs LLC, a Delaware limited liability company

By:	s/Richard Ledger
Name:	Richard Ledger
Title:	CEO

Accepted and agreed as of the date first above written:

HOLDER:

HG HOLDINGS, INC.,

formerly known as Stanley Furniture Company, Inc.,

a Delaware corporation

By:	s/Steven A. Hale II
Name:	Steven A. Hale II
Title:	Chairman and CEO

Signature Page to Second Amended and Restated Note